Exhibit 10.10

Bonus Plan For Senior Managers

Plan Summary

Certain of the Company’s senior management employees, including the Company’s named executive officers, are eligible to participate in a cash bonus plan for senior managers (the “Plan”). Such employees are eligible to receive a discretionary cash bonus on an annual basis in an amount up to a specified percentage of the employee’s base salary. The amount of the discretionary bonus is determined based on the achievement of targets by the Company related to sales growth, improvement in earnings before interest and taxes, and reduction of expenses as a percentage of sales.

Each employee that participates in the Plan must work through a specified date to be eligible for payment under the Plan. Bonus payments, if any, typically occur in the first quarter of the next calendar year after the completion of the audit for the prior fiscal year.